Exhibit 99.02

WOODHEAD INDUTRIES

Moderator: Philippe Lemaitre
July 29, 2005
10:00 a.m. CT

Operator:	Good day everyone and welcome to Woodhead Industries’ 2005 fiscal third quarter conference call.

Before we begin, let me remind the audience that comments made during the conference call being held today, July 29, 2005, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition and other issues discussed in the Company’s Form 10K and SEC filings.

Let me now introduce our host for today’s call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, Mr. Lemaitre.

Philippe Lemaitre:	Thank you. Good morning everyone. We appreciate that you are joining us today to review our performance and financial results for our 2005 third quarter.

As usual, with me today is Bob Fisher our Vice President of Finance and Chief Financial Officer. Joe Nogal our Vice President, Treasurer and Controller is also with us. He is available to respond to your questions at the end of this call.

We are pleased to report very good results for our third quarter of 2005. In addition to continued revenue growth, we were able to deliver improved operating performance in both segments during this quarter. Third quarter sales were $57 million, up 8 percent compared to the same quarter last year. Income from operations improved substantially during the quarter, up 36 percent to $4.9 million. Net income was $3.2 million or 26 cents per share. This compares to $3.6 million of income from operations, $1.6 million of net income and an EPS of 13 cents in the third quarter of 2004.

Our Connectivity business continues to show strong momentum as we again produced double-digit revenue growth driven by strong demand in North America where we have concentrated our efforts and resources beginning in early 2004. In total, Connectivity revenue was up 15 percent over the same period last year. North American revenue was up a strong 22 percent. In the quarter, Europe was impacted by a softening economic environment but still grew 7 percent.

Gross margins and operating margins continued to improve in our Electrical business as they did last quarter. Revenue on a year-over-year comparison was negatively affected by the impact of a large government purchase in 2004 that did not repeat in 2005.

At last but not least, from January 2004 to end of this calendar year, we will have introduced in excess of 100 new products to our market. These products will be important in sustaining our sales growth in 2006 and 2007. Bob will now take you through the numbers in greater detail and review our results by business segment. Bob.

Bob Fisher:	Thank you Philippe. As Philippe said, third quarter consolidated revenues were $57 million, an increase of 8 percent year-over-year. Foreign exchange rate changes positively impacted sales by $900 thousand or 2 percent compared to the same quarter in 2004. The improvement in sales was wholly attributable to the continued strong performance in our Connectivity segment which grew 15 percent.

The primary cause for the strong increase was North America which was up 22 percent and is the region where we have invested sales, marketing and engineering initiatives since early in fiscal 2004. Revenues in our Electrical segment declined 8 percent compared to 2004, primarily due to $2.2 million of government sales last year for the military. Although non-GAAP, adjusted for the non-recurring government business, Electrical sales were up a solid 8 percent.

Income from operations was $4.9 million dollars, up 36 percent compared to the third quarter of 2004. A net income equaled $3.2 million or 26 cents per share. Included in the earnings per share this year is a negative foreign exchange impact which was worth 2 cents per share and a positive tax adjustment worth 4 cents per share. The tax adjustment was the reversal of a $500 thousand income tax contingency accrual due to the completion of the IRS’s audit of our 2002 income tax return.

In the third quarter of 2004, foreign exchange was a negative factor of 4 cents per share. International sales accounted for 45 percent of our revenue during the third quarter. As we said, North America continues to show solid momentum, and we were successful in winning new automotive and oil and gas customers. Although performance in Europe was weaker than expected this quarter, we were successful in completing the integration of the Software and Electronics and Physical Media sales organizations in Europe. We expect to see the start of synergies from this beginning in the first quarter of our fiscal 2006.

Gross margin in the third quarter improved slightly to 38.5 percent from last year but increased 1.5 points from Q2 of 2005 as we continue to focus on completing the remedies for the issues that affected our first quarter performance in the Electrical business.

Operating expenses increased 2.6 percent from the third quarter of 2004 levels to $17 million. Compared to last year, Sarbanes-Oxley expenses were up $700 thousand. (Last year they were zero.) Foreign exchange rate increased our costs $300 thousand. Combined, these two factors accounted for a 6 percent increase in expenses and were partially offset by cost savings. We expect operating expenses to be approximately $17.5 million over the next several quarters, resulting in improved operating leverage as sales increase.

In the Connectivity segment, third quarter sales were $43.3 million, up 15 percent from last year. Income from operations in this segment was $3.8 million. Last year’s sales were $37.8 million and income from operations was $1.6 million. Improvement in income from operations was due to both higher revenue and increased plant utilization.

Electrical segment sales were $13.7 million in the third quarter, down 8 percent from the same period last year. The decline in our Electrical segment revenues was again attributable to the non-recurring shipments in the third quarter of 2004. Third quarter of 2005 income from operations was $1.8 million compared to $2.3 million last year. As discussed during our last two quarterly calls, after a difficult first quarter in this segment, significant effort has been exerted to rectify the issues that negatively affected this segment’s profitability in Q1 of fiscal 2005. Electrical gross margins in Q3 were up 7.7 points from the first quarter, and we expect continued improvements in the level of operating profitability going forward as the full effects of our efforts are realized.

Backlog decreased $3.2 million during the quarter to $16.2 million but has bounced back to $19.2 million as of last week.

Inventory turns increased during the quarter to the highest level since June of 2004 when we were migrating Aero-Motive products to Mexico. We expect further gains going forward. Days sales outstanding continue to remain constant as compared to last year and last quarter.

Capital expenditures were $2.7 million in the quarter compared to depreciation of $2.9 million. We expect capital expenditures for the fiscal year to be approximately $10 million as we continue to invest in a new world-wide ERP system.

Our tax rate for the quarter was a favorable 25 percent due to the release of the tax contingency accrual, and going forward, we expect the tax rate to be within the more normal range of 35 to 37 percent.

Philippe will now provide some final thoughts and provide guidance for the remainder of the fiscal year.

Philippe Lemaitre:	Thank you Bob. As I mentioned at the outset of this call, we are pleased to report a third solid quarter. As we look forward, we are encouraged by several aspects of our business and market position. We continue to have success with many automotive companies and the acceptance of our new Ultra-Lock and Brad Power products is very promising.

As I mentioned, our strong portfolio of other new products will sustain our future growth. As we enter the fourth quarter, we now expect revenue in the range of $55 million. While North America revenue continues to meet our high growth expectations, the soft economic conditions in Europe, mentioned by Bob earlier, has required us to lower our revenue number for the quarter.

However, with our continued operating improvements and improved margins, we expect to produce earnings per share of approximately 22 cents per share including 4 cents per share of cost for our continued work on Sarbanes-Oxley.

Amber, we are now ready to take questions.

Operator:	Thank you. The question and answer session will be conducted electronically today. To ask a question, simply press your star key followed by the digit one on your touch-tone telephone. Once again, that is star one at this time.

We will first hear from Alexander Paris of Barrington Research.

Alexander Paris:	Good morning. Nice quarter. Bon jour, Philippe.

Philippe Lemaitre:	Bon jour.

Alexander Paris:	Just on the guidance in Europe, since that is pulling down a real strong U.S. manufacturing sector which I think is going to get even stronger in the September quarter, what percent of your sales, you mentioned the overall international, what percent of the sales is Europe?

Philippe Lemaitre:	45, about 25

Bob Fisher:	30

Philippe Lemaitre:	30 to 35

Alexander Paris:	Okay, so that is not the pull down because you are down about 2 cents in your guidance from that 50-cent second half you were talking about earlier, is that right?

Philippe Lemaitre:	Correct.

Alexander Paris:	In terms of Sarbanes-Oxley, some companies ran into trouble temporarily because they didn’t get approval of their internal controls. Have you gotten past that phase yet or is that still a risk?

Joe Nogal:	We are currently in our testing phase. To date, we have not had any significant issues and we are working through it.

Alexander Paris:	Okay, and in the third quarter, Electrical, you called the US government contracts, which was big-sales $2.2 million, but you call it non-recurring — is that because you don’t usually do a lot of military business?

Philippe Lemaitre:	Yes, we do very little military business. They come out of the blue from time to time, but it is very unpredictable. It’s generally a fairly large order. They come at once and then they disappear for months or years at a time.

Alexander Paris:	So, this is legitimately non-recurring then in terms of comparisons. I notice your new SST interface, scanner product for Allen Bradley. Is that part of your overall effort of providing the equipment and the software so that various control systems on the factory floor can all communicate?

Philippe Lemaitre:	Yes, it is. As I mentioned, we have done major investment in our Engineering in the past year and a half, and between January of 2004 and December 2005, we will have put about 105 new products on the market. The one you mentioned is one those. Our efforts, all of these products are in Connectivity. They span the range from new connectors like Ultra-Lock or Brad Power (new connector technology is Ultra-Lock) to new software to new network protocol sustainers like CC Link in Asia to a family of new IO (IP 67, IP68) products for networks in the factories.

Alexander Paris:	In the past, you used to turn out a lot of new products even in the Electrical side. But a lot of them were just slight variations to customize for individual customers. Are these products which are all in Connectivity more of a kind of new products that would be sold to a broad scan of customer?

Philippe Lemaitre:	Yes, absolutely. We still do a lot of customization in both Electrical and Connectivity, but these are not the type of products that I am mentioning. These are truly new products for the market place.

Alexander Paris:	That is a pretty big production then.

Philippe Lemaitre:	It is. We are very, very pleased with it.

Alexander Paris:	Do you still expect that 2006, as opposed to 2005, will be the much bigger beneficiary of your sizable cost reduction initiatives and your investment in marketing infrastructure and so forth?

Philippe Lemaitre:	Yes, because I believe that we can. Other than economics, we probably can double sales without increasing our operating expenses in the future. We have, as you know, very, very good leverage when we increase sales without changing our operating cost structure. So, we see very strong results in North America. If Europe doesn’t get into recession, we have started to put some new initiatives similar to the North American ones in Europe. This should pay big dividends in the coming couple of years.

Alexander Paris:	So 2006 is just a broad guideline without given numbers. You would expect it to be a significantly better year than 2004 given that you have a continued moderate growth in the economy?

Philippe Lemaitre:	Yes.

Alexander Paris:	All right, thank you very much.

Philippe Lemaitre:	Thank you Alex.

Operator:	Once again, if you would like to ask a question, please press star one. We will now hear from John Franzreb with Sidoti & Company.

John Franzreb:	Good morning guys.

Bob Fisher:	Hi John.

John Franzreb:	What was your Sarbanes-Oxley expense in the third quarter?

Bob Fisher:	$700 thousand.

John Franzreb:	$700 thousand?

Bob Fisher:	Yes.

John Franzreb:	What is the number going to be in the fourth quarter?

Joe Nogal:	$800 thousand.

John Franzreb:	$800 thousand. So you still took about a 3 to 4 cent hit in this quarter on Sarbanes-Oxley.

Bob Fisher:	Yes, 4 cents.

John Franzreb:	Okay, you talked about 105 new products, Philippe. Is this a big push that will be largely out of the way in December, and maybe next year we will be looking at a dip down in R&D or is this going to be a sustained process of throwing a lot of products out to the market and that R&D expenses are going to stay high?

Philippe Lemaitre:	No, it is going to be a sustained process. What we tried to do a couple of years ago is really develop what I call an innovation engine. As you know, it takes time to put that in an organization, but I am very pleased with the results. So we have a group of people that are now cranking and that should continue. Now obviously, at some point in time, we might want to review where we are, but I don’t expect that before sometime towards the end of 2006.

John Franzreb:	And, correct me if I am wrong, it is more of a pull process now where you’re more working with the customers to satisfy their need as opposed to developing products and pushing it out to the market?

Philippe Lemaitre:	It’s both, truly. There are some products that are definitely pull, and there are some products that come from our expectation of where the market is going. I mentioned the IO’s that we are gong to put on the market soon (IP67, IP69). This is because we believe that clear forces in the market that are pushing for what we call distribution of intelligence.

You know, where they have everything centralized in one point with a PLC and all the IO’s in a protective cabinet. The decentralization will demand more IO’s (like our IP67, IP68) and that is one of our strengths, both in terms of the design for harsh environments as well as our network knowledge, which enables us to put the electronics in this product. I think we have both.

John Franzreb:	Okay. Now, going to cost saving initiatives; first, could you just review for us what you did in the Electrical side of the business that improved the operating profile, and then could you outline what future initiatives you may be taking on?

Bob Fisher:	Okay, over the last 2 quarters, what we have done is concentrate on fixing the problems that we had in the first quarter which were mostly in the variable cost area. So, we had additional freight and inefficiencies connected with moving migrating products from Kalamazoo down to Juarez. So, most of the improvements that we made have been in the gross margin area. We continue to finish those up, and we are getting some significant savings you know this quarter going forward and will continue going forward in freight.

John Franzreb:	The variable cost is sales people? What is the variable cost there?

Bob Fisher:	No, it is people on the line. I mean we had more hours than we anticipated in terms of making the product down in Juarez when we started out.

John Franzreb:	Okay, what do you anticipate doing now in the future, what new initiatives or are you entirely done at this point?

Bob Fisher:	No, we are not done. One of the things that kicked off in this quarter and we will get the full impact of next quarter is our price increases. We have a price increase both in Electrical and Connectivity products that we implemented.

John Franzreb:	How much?

Bob Fisher:	We expect to realize about 2 percent.

John Franzreb:	Is that the first one you have put in this year?

Bob Fisher:	There was a modest price increase in January, primarily, in the Electrical products.

John Franzreb:	Okay, anything else on the drawing board?

Bob Fisher:	Just continued hard work.

John Franzreb:	Okay, thank you guys.

Bob Fisher:	Thank you, John.

Operator:	And we will now hear a question from Dennis Scannell with Rutabata Capital.

Dennis Scannell:	Hi Philippe and Bob

Philippe Lemaitre:	Hi Dennis.

Dennis Scannell:	A couple of quick things. In the revenue guidance, does that down-tip from what you were thinking post second quarter? Are currencies involved in that at all? I mean, the Euro has weakened since the first, well, since March 2005.

Philippe Lemaitre:	No, it is mostly softness in Europe. It’s patchy in Europe right now; some are doing better than others. But it is not a strong set of economies. The forecast of the Deutsche Bank is not great. So, we are being prudent here.

Dennis Scannell:	Is your sense that things are getting worse as we look past your fiscal 05 into 06?

Philippe Lemaitre:	It is very difficult to say at this stage. I think you can ask me that question sometime at the end of September. Europe is going into their normal summer vacation time. So, it is tough to forecast. We haven’t seen net degradation in Europe, but it is not very healthy. It is not very good on a consistent basis. I don’t know where it can go. Hopefully, it won’t go into a recession in 2006. I don’t think anybody is really predicting that, but there are no indicators that we have seen that shows clear pick-up for the next few quarters.

Dennis Scannell:	Okay, fair enough. Then just one final thing on that though. You mentioned within Connectivity, I think North America was up 22 percent and Europe was up, was it? …or international was up 8 percent, is that it?

Philippe Lemaitre:	Yes.

Dennis Scannell:	Is that volume? Would currencies have added to that?

Bob Fisher:	No, currency adds a little bit to the European number.

Dennis Scannell:	Okay, but not, so maybe 6 percent on its own or...?

Bob Fisher:	Yes.

Dennis Scannell:	Okay, good, and then in your previous guidance of 50 cents for the second half, did that include that roughly 8 cents of SOX costs or were those higher than expected?

Philippe Lemaitre:	The SOX costs are higher than expected.

Dennis Scannell:	So that would have clipped a little bit out of that.

Philippe Lemaitre:	Correct.

Dennis Scannell:	Then can you say about how much? Is it 2 cents more, 3 cents more than you had expected?

Bob Fisher:	Yes, it is about a penny.

Dennis Scannell:	Okay, and then one last thing. Can you talk about the ERP implementation? You know I am sure I have that somewhere in my notes, but is this a new project or are you half-way through? Where are you in the project and what are the big milestones from here?

Bob Fisher:	We started it about 6 to 8 months ago. We put it on a bit of a delay because of Sarbanes-Oxley. We didn’t think we could finish both of those assignments in the current fiscal year. But, we are putting in a new world wide-system, so we are all on one system and can better communicate and transfer information. We expect to implement the new system in North America in April of next year, and then about 6 months later for Europe and followed by Asia.

Dennis Scannell:	Okay, and at least to date, you have been pretty much on track of budget and time and...?

Bob Fisher:	Yes.

Dennis Scannell:	Terrific, that is all I had; thanks a lot.

Philippe Lemaitre:	Thanks Dennis.

Operator:	And once again if you do have any questions, star one. We will now hear from Kevin Sarsany, from Foresight Research.

Kevin Sarsany:	Hey guys.

Bob Fisher:	Good morning.

Kevin Sarsany:	I was wondering if you could help me out. Your revised guidance for the fourth quarter — given that North America was up 22 percent in this quarter, Europe did ok at 7 percent or 8 percent in Electrical excluding that government business last year was up — I think you said 7 or 8 percent. You have guided to about 4 percent. Could you kind of talk about those 3 segments, kind of what you are looking for? That would be helpful.

Bob Fisher:	Okay, so in total, it’s up 3 to 4 percent fourth quarter versus last year. Last year, there was an extra week which accounts for about 7 points.

Kevin Sarsany:	About 7 points…

Bob Fisher:	Yes.

Kevin Sarsany:	Okay, so...

Bob Fisher:	So, the 4 points plus the 7 would be 11 on a comparable basis.

Kevin Sarsany:	Okay, it is not as bad as what it appears to be on the surface.

Bob Fisher:	Correct.

Kevin Sarsany:	What kind of, I know Philippe has already talked about looking out to 2006 and not wanting to do that. But what are your expectations for kind of a steady state, kind of growth rate for those 3 segments next year?

Philippe Lemaitre:	Well, I think that overall as I have said before, we should be able to grow the overall company 10 to 12 percent growth level. With Connectivity, definitely, I think we should be able to maintain about a 15 percent growth. You know, you get the math and that gives you Electrical at a little bit over GDP.

Kevin Sarsany:	Okay and then my last question is, in Europe your initiatives, could you kind of outline what you are planning on doing. We have gone through a couple of years of these initiatives and disruptions, not only the restructuring costs but also having an effect on your core business. I think 2 quarters ago you lost somebody in your Electrical business when you were moving from Kalamazoo to Mexico. But, what are you doing or what are you planning on doing differently to avoid a lot of these non-recurring/recurring events?

Philippe Lemaitre:	Well, number one, in North America we are done with these moves. We have physically moved most of our production in Mexico with a little bit remaining, and will remain, in Franklin operation to serve some customization for local customers.

In Europe, what we have done in the past 3 or 4 months is to organize the sales forces the same way we have done it in North America. In North America, we started that about a year, a little bit over a year ago, and it is starting to show very nice pay back. We expect Europe to go a little faster because we have learned from some of our delays or mistakes in North America, but we expect it to work for us nicely as well.

We still have longer term; we still have some consolidation to do in Europe in terms of manufacturing. We are going slow for that: A) to avoid some major impact on some of these moves; and B) because it is expensive in Europe. You know when you consolidate from manufacturing; it is high severance and so on, but overall, we want to lower our manufacturing costs in Europe and you know some of our production will go, is going to some lower cost manufacturing area now like Eastern Europe.

Kevin Sarsany:	Okay, I don't remember. Maybe I missed this. Was Europe profitable last quarter?

Philippe Lemaitre:	Yes.

Kevin Sarsany:	Okay, all right, thank you.

Philippe Lemaitre:	Thank you.

Operator:	And once again star one for any questions or comments. We will now hear from Greg Weaver with Kern Capital.

Greg Weaver:	Morning, Bob on the SOX costs, you mentioned about $700 and $800K over the next couple of quarters. What portion of that is ongoing in nature?

Bob Fisher:	I am not 100 percent sure to be honest with you. There is about $600 thousand which is related to our external auditors which will pretty much stay in place. The rest is due to external help in terms of doing the documentation and our internal testing. I don’t have a good feel yet for how much of that is going to be recurring, but I hope it is a very small piece.

Greg Weaver:	Right, I mean it seems talking to most companies kind of when all is said and done, when finished, their cost basically doubled from where they were before?

Bob Fisher:	In terms of audit fees, for sure, with the external auditors.

Greg Weaver:	So right, I am just trying to get a sense – so the $700K that you cited, basically, isn’t all one time because some of that is just kind of a permanent new cost of being public, right?

Bob Fisher:	Correct, yes.

Greg Weaver:	Right, ok.

Philippe Lemaitre:	Overall, for the year, our costs will be about $2 million for Sarbanes-Oxley. I think that on a recurring basis, we should plan on about half?

Greg Weaver:	What were your audit costs before say like in 2002?

Bob Fisher:	About $400 thousand.

Greg Weaver:	Okay, just to clarify, on the growth comment, you had mentioned about North America plus 22, Europe plus 7 and that was just for Connectivity, not the whole business?

Bob Fisher:	Correct.

Greg Weaver:	Right, okay, and on the North American growth, what percent of your business in North America is automotive related?

Philippe Lemaitre:	Well, it is about 20-25 percent direct. Then since we have distribution, we don’t have point of sales with everybody, it is tough to know, but there might be some few sales that go through distribution that end up in automotive that we don’t know of.

Greg Weaver:	So, what is your outlook there? I mean you seem pretty positive on North America. You think that sector can grow for you?

Philippe Lemaitre:	Yes, we see nice potential growth starting Q4 of this calendar year.

Greg Weaver:	So, is this new product penetration at existing customers, new customers?

Philippe Lemaitre:	It is a little bit of both. We got some good specification wins a couple of quarters ago and we got some more this quarter. We also have some new customers, including some Japanese customers. We expect some new products to make their way there as well. It will take a little bit more time because as you know this is an industry that takes a long time testing before accepting it. But, with our existing products, we see some good growth in North America in the coming 2 or 3 quarters.

Greg Weaver:	Okay and glad to see the gross margin in the Electrical segment improving. Bob, could you kind of cite that same metric for the Connectivity? I think you said gross margin in Electrical were up 7.7 since the first quarter?

Bob Fisher:	Right, Connectivity is up 3 ½ points in the first quarter.

Greg Weaver:	Okay, and since you, so the price increases haven't, you got a partial effect this quarter?

Bob Fisher:	Yes, they were implemented the first or second week in June.

Greg Weaver:	Okay, so pretty small. How about on the raw material input cost side?

Bob Fisher:	So, during the quarter they were pretty stable. I think, as we mentioned on the last call, our expectation is that we are being affected to the tune of about $200 hundred thousand in the quarter. We expect the price increases to offset those.

Greg Weaver:	Okay and lastly, on the operating expense, you cited a couple of one-time items here, but you said you offset some of that by savings. I am just wondering what portion of that savings is related to coming off that marketing spending bubble that you were in last year?

Bob Fisher:	So, a piece of it is. Some of the marketing expense was one-time last year. Most of it was really recur, staying with us because of additional people and programs that were continuing.

Greg Weaver:	So, that’s it, if I look at just the marketing piece from a year ago, given the current quarter, it is pretty much the same?

Bob Fisher:	Yes.

Greg Weaver:	Okay, and oh, on the inventory returns, do you have a target there you are trying to achieve?

Bob Fisher:	I would say 1 ½ turns higher than where we are today. I can’t really give you the turn numbers since it is non-GAAP. I think another 1 ½ turns should be where our goal was.

Greg Weaver:	Okay, thank you.

Operator:	There are no further questions. Mr. Lemaitre, back to you for any closing or additional remarks sir.

Philippe Lemaitre:	Thank you very much for being with us today and we will talk to you in three months.

Operator:	That concludes today's conference. We do appreciate your participation and have a great afternoon.

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